Exhibit 10.1

DEALERSHIP ASSET PURCHASE AGREEMENT

This DEALERSHIP ASSET PURCHASE AGREEMENT (this “Agreement”) is effective as of the date First American Title Insurance Company (“Escrow Agent”) executes the escrow receipt on the last page hereto (the “Effective Date”), and is by and among LMP Automotive Holdings, Inc., a Delaware corporation or its permitted assign (“Buyer”), Joseph Klimas, Jr., a Connecticut resident (“Principal”), and K&W Enterprises LLC, a Connecticut limited liability company (“Seller”; and together with Buyer and Principal, each a “Party” and, collectively, the “Parties”).

RECITALS:

WHEREAS, Seller owns, controls and operates a Kia motor vehicle dealership (the “Dealership”) located at 99 Ash Street, East Hartford, Connecticut 06108 (the “Property”), under a Sales and Service Agreement with KIA Motors America, Inc. (“Manufacturer”); and

WHEREAS, Seller and Principal desire to sell and transfer substantially all of the Dealership’s assets (as more particularly described in Section 2 below, excluding the Excluded Assets defined below, collectively, the “Assets”) to Buyer and Buyer desires to purchase said assets on the terms and conditions hereinafter set forth.

AGREEMENT:

NOW, THEREFORE, in consideration for the mutual promises contained in this Agreement, the receipt and sufficiency of which is hereby acknowledged by each Party, the Parties as follows:

1. Timing & Money.

(a) Inspection Period & Closing Date. From the Effective Date through the seventy-fifth (75th) day after the Effective Date (the “Inspection Period”), Buyer may terminate this Agreement for any or no reason upon written notice to Seller and receive a full refund of the Earnest Money (defined below) without any written permission from Seller, Principal or any other person or entity. The “Closing Date Deadline” means the date which is one hundred twenty (120) days after the Effective Date. The Closing will occur on a mutually agreed to business day by the Closing Date Deadline within ten (10) days after the satisfaction or waiver of the pre-Closing Date conditions contained in Section 8 below.

(b) Goodwill Purchase Price & Broker. The purchase price for the Assets described in Section 2(e) below is $2,800,000.00 (the “Goodwill Price”). Buyer shall pay Seller the net aggregate purchase price for the Assets as stated in Section 2 below in immediately available funds on the Closing Date. Each Party shall use the purchase price and other allocation described in the spreadsheet detailing inventories, values, debits and credits executed and delivered by the Parties upon Closing (the “Closing Memorandum”) in all reporting to, and all tax returns filed with, the Internal Revenue Service and other state and local taxing authorities. GW Marketing Services/Gordon G. Wisbach, Jr. (the “Broker”) assisted the Parties with the transactions contemplated herein; the fees of which will be paid by Buyer on the Closing Date.

(c) Earnest Money. Within three (3) business days after the first date that Buyer has signed this Agreement and received from Seller a complete, fully executed copy of this Agreement signed by Seller and Principal, Buyer shall deliver to Escrow Agent $50,000 as earnest money (the “Earnest Money”) to be held in trust by Escrow Agent for and on behalf of the Parties pursuant to this Agreement. On the Closing Date, if the Closing occurs, the Earnest Money will be returned to Buyer (or applied to the purchase price owed, if so directed by Buyer in writing). Upon the sooner to occur of Closing or termination of this Agreement, the Earnest Money will be paid as provided in Section 12(a).

(d) Audit. Seller shall provide Buyer with two (2) years (2019 and 2020) of audited financial statements and 2021 quarter renewal statements performed by a mutually agreed to certified public accounting firm (the “Audit & Renewal Statement”) during the Inspection Period (and if not provided within the Inspection Period, the Inspection Period will be automatically extended until the tenth (10th) day after Buyer’s receipt of the Audit & Renewal Statement, but the Inspection Period will not extend beyond the Closing Date Deadline). Buyer shall pay all of the fees, costs and expenses and any retainers/deposits for the Audit & Renewal Statement promptly upon receipt of any invoices from such certified public accounting firm.

2. Dealership Assets. Subject to the terms and conditions contained in this Agreement, upon the consummation of the transactions contemplated by this Agreement (the “Closing”, and the date thereof, the “Closing Date”), Seller shall sell to Buyer, and Buyer shall purchase from Seller, the Assets listed below in this Section 2 effective as of 12:01 a.m. on the Closing Date. Seller is retaining its cash, deposit accounts, accounts receivable, claims (including defenses and set-offs) against third parties, used cars, non-OEM parts, and the re-insurance company and any of its rights and assets (collectively, the “Excluded Assets”). A mutually agreed to form of Bill of Sale, Assignment and Assumption Agreement executed and delivered by the Parties on the Closing Date (the “Bill of Sale”) will contain a list and description of all of the Assets sold to Buyer.

(a) Fixed Assets: Buyer shall purchase from Seller, and Seller shall sell to Buyer, all fixed assets owned by Seller on the Closing Date (collectively, the “Fixed Assets”) for $500,000.00. Fixed Assets exclude Seller-owned vehicles (i.e., “company vehicles”) and assets that would be properly characterized as leasehold improvements, fixtures (e.g., signs) or real property. The Fixed Asset purchase price will be subject to reduction (at replacement cost) prior to the Closing for Fixed Assets which are listed on Schedule 2(a) on the Effective Date but missing as of the Closing Date, and increased by the depreciated net book value (determined in accordance with GAAP consistently applied in accordance with the Audit & Renewal Statement) of any fixed assets acquired in the ordinary course of business after the Effective Date.

(b) New Vehicles. Buyer shall purchase from Seller and Seller shall sell to Buyer Seller’s new, unregistered and unused 2021 and subsequent model year Manufacturer vehicles in Seller’s inventory in the ordinary course of business and identified by Seller on the Closing Date (including up to two (2) untitled demonstrators but excluding service loaners, rental vehicles, company-owned vehicles, and/or conversion vans) (collectively, “New Vehicles”). The New Vehicle purchase price will be an amount equal to the actual net cost to Seller of each New Vehicle, as reflected on Manufacturer’s original invoice without interest or finance cost; plus Seller’s direct out-of-pocket cost of dealer-installed optional parts and accessories theretofore installed upon New Vehicles (excluding labor, rust-proofing, undercoating, nitrogen, scotch guarding, and non-Manufacturer alarm systems, theft protection devices and GPS devices); less the cost of any accessories, equipment or parts missing from any New Vehicle; less all applicable dealer hold-backs, and 50% of floor plan interest credits, advertising consideration and all other inventory-based rebates or incentives paid or payable to Seller; less “prep” expenses for New Vehicles which have not yet been prepared for sale; and less the cost to repair any damage and any related diminution in value. The purchase price of New Vehicles with more than 500 miles but less than 4,000 miles will be reduced by $0.60 per mile. New Vehicles with 4,000 or more miles will be valued as a Used Vehicle (defined below). If Buyer and Seller cannot agree on the cost of repairs or the corresponding price reduction for such repairs, then such New Vehicle will be retained by Seller. Notwithstanding any provision herein to the contrary, New Vehicles reported to the Manufacturer as sold (or “retail delivered”) or damaged and/or repaired such that Buyer would be required under applicable law or commercially reasonable standards and practices to disclose the repairs to a customer will be valued hereunder as Used Vehicles.

(c) Used Vehicles. Buyer may purchase all vehicles other than the New Vehicles (including company vehicles, excess or titled demonstrators, service loaners, fleet and rental vehicles) in Seller’s vehicle inventory as of the Closing Date selected by Seller at a mutually agreed upon price (collectively, “Used Vehicles”). If the Parties are unable to agree on the price of any Used Vehicle, then each such Used Vehicle will be excluded from the sale and removed from the Property within ten (10) days after the Closing.

(d) Parts; Accessories & Other Inventories. Buyer shall purchase from Seller, and Seller shall sell to Buyer, all of Seller’s Manufacturer parts and accessories for $125,000.00; provided that Seller shall manage its parts and accessories inventories in the ordinary course of business consistent with past practices to maintain its parts and accessories inventory at the levels as it has in the past (which on the Effective Date is approximately $[●]).

(e) Miscellaneous Assets & Goodwill. Buyer shall purchase from Seller, and Seller shall sell to Buyer, Seller’s telephone and data numbers, website addresses and domain names (owned or registered by or on behalf of the Dealership, including kiaofeasthartford.com), e-mail addresses, classified telephone and internet advertising, prospect data, customer sales, lease, finance and service records (both hard copy and electronic format (including deal jackets), for no additional cost to Buyer), Seller’s workman’s compensation and unemployment rating in the State of Connecticut, all lawfully transferable licenses and permits of the Dealership or Seller, Dealership Intellectual Property (defined below), leasehold improvements and fixtures, unused internal and customer repair order forms, customer lists and marketing materials and catalogues, retail buyer’s order forms, office and shop supplies, shop reference manuals, parts reference catalogs, all books and records necessary for the continued operation of the Dealership (including training and promotional materials, employee records of employees hired by Buyer, P.O. boxes, third party warranties in Seller’s favor and all licenses and rights to use all software (other than DMS systems not assumed by Buyer) on or used in connection with any personal computer or other computing device used in connection with the Dealership, etc.), parts sales tickets, unused purchase order forms and all other forms and Seller’s goodwill and going concern value relating to the Dealership. “Dealership Intellectual Property” means all (i) patents, patent applications, patent disclosures and improvements, (ii) trademarks, trade names (including “Kia of East Hartford”), service marks, trade dress, and logos, (iii) copyrights and registrations and applications for registration thereof, (iv) computer software, data and documentation, (v) trade secrets; and (vi) social media, directory assistance, reputation management and e-commerce sites and accounts (including E-Bay, Facebook, Instagram, Twitter, yelp!, Dealer Rater, Edmunds and Google programs).

(f) All Other Assets. All other useable inventories of Seller as of the Closing Date will be purchased by Buyer at Seller’s actual cost less any rebates or incentive payments.

3. Pro-rations & Assumed Contracts.

(a) Prepaid Expenses & Pro-rations. Buyer shall purchase from Seller, and Seller shall sell to Buyer, the Dealership’s prepaid expense items incurred in the ordinary course of business at the direct out-of-pocket cost to Seller for such items and provided such prepaid expenses provide future benefit to Buyer as determined by Buyer in its sole discretion. All deposits and prorations which are normal and reasonable will be made as of Closing, including but not limited to the pro-ration of personal property taxes and utilities. Seller shall pay all sales taxes incurred as a result of the sale of the Assets pursuant to this Agreement.

(b) Customer Deposits & Work in Process. Upon Closing, Seller shall transfer to Buyer all customer deposits for pending orders taken by Seller in the ordinary course of business. Seller shall retain all escheatable deposits. At the Closing, Seller shall furnish Buyer with a list of such deposits (including “we owes”, due bills, etc.), setting forth, as to each, the name and address of the customer, any goods or services owed to the customer and the amount of the deposit, and Seller shall deliver to Buyer all documents in Seller’s possession reflecting such deposits, we owes, due bills, etc. The Bill of Sale will contain a list and description of such customer transactions (and Work in Process, as detailed below). Buyer shall purchase from Seller, and Seller shall sell and assign to Buyer, Seller’s pending service orders written by Seller in the ordinary course of business for an amount equal to Seller’s actual cost for parts and labor for any such orders which are in process at the opening of business on the Closing Date (“Work in Process”), and the parties shall pro-rate and adjust each such pending order in an equitable manner so that the Parties profit from each such pending order in proportion to the relative cost incurred and anticipated at Closing to be incurred by each Party. Notwithstanding the foregoing to the contrary, Buyer will not bear any loss on any such pending order to the extent anticipated on the Closing Date, and Seller shall bear any such loss as adjusted by the Parties at Closing.

(c) Assumed Contracts. As of the Closing Date, Buyer shall assume Seller’s contractual obligations listed on Schedule 3(c) hereto on the Closing Date (collectively, “Assumed Contracts”). The term “Assumed Contracts” excludes obligations and liabilities arising by the Closing Date or by reason of any breach or alleged breach by Seller, regardless of when such obligation or liability is asserted. During the Inspection Period, Seller shall provide Buyer with complete copies of all contracts Seller proposes for Buyer to assume along with a written summary in the form of Schedule 3(c) attached hereto on the Effective Date. Buyer is not obligated to assume any contract that is not entered into in the ordinary course of business, does not provide future benefit to Buyer or that cannot be terminated without a penalty or premium in two years or less (other than the CDK contract). Seller and Buyer shall use commercially reasonable efforts to agree in writing to a final Schedule 3(c) at least ten (10) days prior to expiration of the Inspection Period. Seller shall arrange for assignment of the Assumed Contracts at Seller’s cost. Buyer is not assuming any liabilities or obligations of Seller other than the Assumed Contracts.

4. Real Property.

(a) Real Estate Contract. Buyer will purchase the Property from Seller’s affiliate, Ash Street Holdings, LLC, a Connecticut limited liability company, pursuant to a real estate contract effective as of the Effective Date (as it may be amended and assigned, the “Real Estate Contract”).

(b) Environmental Audit. Seller shall allow an environmental consulting firm selected by Buyer to have prompt access to the Property in order to conduct environmental investigations, and to prepare a report (which will include a Phase I report and may include a Phase II report) with respect to, the Property. Buyer shall pay the cost of the Phase I, but if a Phase I environmental report reasonably recommends a Phase II environmental report, then Seller shall pay for the first $20,000 of such Phase II environmental report. Seller shall provide the environmental auditors reasonable access to all of its existing records. If (i) environmental remediation or maintenance is recommended by such reports or required by law and Buyer is unwilling to proceed to Closing unless Seller pays for such remediation or maintenance, or (ii) or the estimated or actual cost of the Phase II environmental report exceeds $20,000 and Buyer is unwilling to pay for such excess cost, then, notwithstanding anything herein to the contrary, either Party may terminate this Agreement without further liability hereunder, except that if Seller terminates this Agreement pursuant to this sentence then Seller shall reimburse Buyer for its actual cost of the Phase I environmental report (not to exceed $3,500), and the Earnest Money will be returned to Buyer.

5. Inspections. Beginning on the Effective Date, Buyer may conduct due diligence regarding the Dealership and Property, including obtaining such reports and studies as Buyer deems appropriate. If the Phase II environmental report is to be obtained, then the Inspection Period will be automatically extended for thirty (30) days solely for the purpose of, and limited to the results of such report. During the Inspection Period, Seller shall provide to Buyer and Buyer’s representatives reasonable access to the books, records (including extraction of three (3) years of the DMS data that supports Seller’s Manufacturer financial statements), reports, employees (which access to employees will be permitted after all of Buyer’s contingencies have expired or been waived and at least five (5) days prior to the scheduled Closing Date), information and facilities of the Dealership and the Property, and shall make Seller’s officers, accountants and attorneys available at reasonable times to discuss with Buyer and Buyer’s representatives such aspects of the business of the Dealership, the Property as Buyer may wish. Within fifteen (15) days after the Effective Date, Seller shall obtain and provide to Buyer, at Seller’s expense, a Uniform Commercial Code (“UCC”) search report, judgment lien reports and federal, state and local tax lien reports, with respect to Seller from all jurisdictions in which Seller and/or its assets are located. Seller shall obtain and provide to Buyer separate UCC reports with respect to Seller’s legal name(s) used in the last five (5) years.

6. Seller’s Representations & Warranties. Seller represents and warrants to Buyer on the Effective Date and the Closing Date as follows:

(a) Formation. Seller is duly formed, validly existing, and in good standing under the laws of the State of Connecticut and is duly qualified to transact business in the city and county in which the Property is located. Principal is Seller’s only equity owner.

(b) Authority. Seller has the requisite legal power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby, all of which have been duly authorized and approved by all necessary action and for which no consent of any person or governmental authority is required. This Agreement constitutes Seller’s valid and legally binding obligation, enforceable in accordance with its terms, subject only to the application of the Bankruptcy Code of the United States and any other applicable liquidation, conservatorship, bankruptcy or similar state or federal law from time to time in effect affecting the rights of creditors generally.

(c) Conflicts. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby is permitted by Seller’s organizational documents and resolutions and Seller’s agreements and obligations. The execution, delivery, and performance of this Agreement by Seller does not require the consent of Seller’s creditors or of any other person other than the Manufacturer, other than such consents as have been, or prior to the Closing will be, obtained.

(d) Compliance. The Dealership and the Property comply in all material respects with, and the Dealership has been conducted in all material respects in compliance with, all laws, rules and regulations (including all worker safety and all Environmental Laws (as hereinafter defined)), applicable zoning and other laws, ordinances, regulations and building codes, and neither Seller nor Principal has received any notice of any violation thereof which has not been cured.

(e) Litigation. There are no actions, suits or legal proceedings pending, or, to Seller’s or Principal’s knowledge, threatened, against or affecting Seller, the Dealership or the Property which might adversely affect Seller’s power or authority to carry out the transactions to be performed by Seller hereunder.

(f) Dealership Assets. Seller is the owner of, and has, good and marketable title to all of the Assets (including intangible assets such as websites and domain names); all of the Assets will be transferred to Buyer free and clear of all liens and encumbrances. Seller does not utilize any tangible or intangible personal property (e.g., websites, delivery vehicles, trade names, off-site storage facilities, no equipment leases, etc.) or real estate in its operation of the Dealership that is not either being sold to Buyer as an Asset or subject of the Real Estate Contract.

(g) Manufacturer. Manufacturer has not notified Seller or Principal of (i) any material, uncured deficiency in Dealership operations (including, but not limited to, brand imaging, facility conditions, sales efficiency, customer satisfaction, warranty work and reimbursement, or sales incentives); (ii) a present or future need for facility improvements or upgrades in connection with the Dealership or the Property other than additional charging stations for electric vehicles; or (iii) the awarding of a Manufacturer dealership to any person or entity in the Metropolitan Statistical Areas in which the Dealership operates. The Dealership does not sell vehicles for export. To Seller’s knowledge, the Property and the improvements thereon are compliant with all Manufacturer requirements, guidelines and programs, and Seller is eligible in all material respects for all facility/sales-related incentives offered by the Manufacturer or its distributor. Notwithstanding anything herein to the contrary, Seller is not and has never been an authorized dealer of Manufacturer for its “K” line of luxury vehicles and does not sell and is not authorized to sell any new “K” line Kia vehicles.

(h) Licenses. (i) none of the permits or licenses used by Seller in the operation of the Dealership have been terminated or revoked; (ii) no pending uncured violations have been recorded regarding such licenses or permits; (iii) to Seller’s knowledge no proceeding is pending or threatened seeking the revocation or limitation of any such licenses or permits; and (iv) to Seller’s knowledge there is not, and has not been, any violation in any material respect of federal, state and/or local laws, rules, regulations and orders applicable to the Dealership or the Property.

(i) Warranties. Seller does not have, or agreed to accept for others, any warranty or service obligations to any third party and Seller has not offered its customers any marketing or added-value programs or plans for which Seller is responsible for administration or the liability thereof, including, but not limited to programs commonly called “tires for life”, “oil changes for life”, “car wash/detailing service plans”, “rewards programs” or any similar offers.

(j) Assumed Contracts. The summaries of the Assumed Contracts on Schedule 3(c) accurately describe such Assumed Contracts, Seller is not and to its knowledge no other party to any Assumed Contract is in breach, in any material respect, of such Assumed Contract, and all payments or obligations of Seller on the Assumed Contracts are, or as of the Closing Date will be current.

(k) Options, Rights of First Refusal. Except Manufacturer’s right of first refusal, for the right of Buyer to acquire the Assets pursuant to this Agreement and Buyer’s rights pursuant to the Real Estate Contract, no other person or entity has any right to acquire all or any portion of the Assets, the Property or any interest therein, or Seller’s Manufacturer contract rights or privileges.

(l) Taxes. Seller has duly filed all foreign, federal, state, county and local income, excise, sales, property, withholding, unemployment, social security, franchise, license, information returns and other tax returns and reports, or appropriate and permitted extensions thereto, required to be filed by it with respect to the Dealership or the Property. Each such return is true, correct, and complete in all material respects, and Seller has paid all taxes, assessments, amounts, interest and penalties due to applicable governmental authority. Seller has no liability for any taxes, assessments, amounts, interest or penalties of any nature whatsoever other than current amounts due and those for which Seller has created sufficient reserves or made other adequate provision. To Seller’s knowledge, no governmental authority is now asserting or threatening to assert any deficiency or assessment for additional taxes, interest, penalties or fines with respect to Seller, the Dealership or the Property.

(m) Employment Matters. Seller has no oral or written collective bargaining or organized labor contracts, employment agreements, bonus, deferred compensation, profit sharing, welfare or health benefit, or retirement plan or arrangement, whether or not legally binding, nor is Seller currently paying any pension, deferred compensation or retirement allowance to anyone. Seller has no contract for the future employment of any person. Seller is not delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them or amounts required to be reimbursed to such employees. Seller has no knowledge that any Seller employee intends to terminate his or her employment. Seller has complied in all material respects with the applicable requirements for its employee medical and benefit plans, if any, as set forth in the Internal Revenue Code of 1986, as amended (the “Code”), and the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder (“ERISA”), including Section 4980B of the Code (as well as its predecessor provision, Section 162(k) of the Code) and Sections 601 through 608, inclusive, of ERISA, which provisions are hereinafter referred to collectively as “COBRA”.

(n) Property. There are no actions, suits, claims, proceedings or causes of action which are pending or, to Seller’s knowledge, have been threatened or asserted against, or are affecting, the Property or any part thereof in any court or before any arbitrator, board or governmental or administrative agency or other person or entity which might have an adverse effect on the Property or any portion thereof or on Buyer’s ability to use the Property as a motor vehicle storage, sales, lease, repair and service center. The Property is not burdened by any obligation for contribution of money or property to or participation in any road development or completion project or to bear any share of the cost of any road or other offsite improvement. There is no pending condemnation or annexation or similar proceeding affecting the Property or any portion thereof, and Seller and Principal have not received any written notice, nor do they have any knowledge, that any such proceeding is contemplated.

(o) Environmental. (i) neither Seller nor Principal have received any notice from any governmental authority alleging a violation of any Environmental Laws that are applicable to the Property, (ii) Seller has complied in all material respects with all Environmental Laws that are applicable to the Property, and has obtained and has been in compliance in all material respects with all required governmental environmental permits with respect to the Dealership, and (iii) no unauthorized storage, treatment, discharge or disposal of Hazardous Materials on the Property has been made by Seller or its employees or agents, except in compliance in all material respects with applicable Environmental Laws. “Environmental Laws” means any federal, state or local statute, ordinance, rule or regulation relating to the existence, cleanup, removal and/or remedy of contamination on property, the protection of the environment from spilled, emitted, discharged, discarded, deposited or emplaced Hazardous Materials, the generation, use, transport, storage, handling, disposal, removal or recovery of Hazardous Materials, and the exposure to hazardous, toxic, or other substances determined by law to be harmful, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended (“CERCLA”), The Toxic Substances Control Act, The Clean Air Act, and the Resource, Conservation and Recovery Act of 1976; and the term “Hazardous Material” means any “hazardous substance,” as defined by §101(14) of CERCLA.

(p) Brokers. Except for Broker, all negotiations relating to this Agreement, the Real Estate Contract and the transactions contemplated hereby and thereby have been carried on without the participation of any person acting on Seller’s or Principal’s behalf in such manner as to give rise to any valid claim against Buyer for any brokerage or finder’s commission, fee, expense, or similar compensation.

(q) Paycheck Protection Program. Seller has no outstanding loan or loans issued pursuant to the Small Business Administration’s Paycheck Protection Program.

As used in this Agreement, the phrases “knowledge of Seller” or “Seller’s knowledge” means the knowledge of Seller’s officers and Principal.

EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, THE ASSETS ARE SOLD “AS IS, WHERE IS” WITHOUT REPRESENTATION OR WARRANTY OF ANY KIND (INCLUDING condition, quality, fitness, desirability, or suitability thereof for any purpose, and any and all implied warranties of merchantability or fitness for a particular purpose, all of which are disclaimed. EXCEPT AS OTHERWISE EXPLICITLY SET FORTH HEREIN, BUYER HAS ELECTED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY BASED UPON ITS OWN INDEPENDENT INSPECTION, REVIEW, AND INVESTIGATION OF THE NEW VEHICLES, EQUIPMENT, MANUFACTURER PARTS, AND PROPERTY, HAS BEEN GIVEN THE OPPORTUNITY TO AND HAS CONDUCTED INVESTIGATIONS AND INSPECTIONS OF THE PURCHASED ASSETS AND PROPERTY AND IS SATISFIED THEREWITH. BUYER IS NOT RELYING UPON ANY OTHER REPRESENTATIONS, WARRANTIES, STATEMENTS OR OTHER INFORMATION PRESENTED OR COMMUNICATED BY OR ON BEHALF OF THE SELLER OR PRINCIPAL OF ANY NATURE WHATSOEVER EXCEPT AS SPECIFICALLY SET FORTH IN IN THIS AGREEMENT.

7. Buyer’s Warranties & Representations. Buyer represents and warrants to Seller and Principal on the Effective Date and the Closing Date as follows:

(a) Formation. Buyer is a Delaware corporation. Buyer’s permitted assignee will be an entity duly formed and validly existing with authority to conduct business in Connecticut on the Closing Date, and will be primarily owned and controlled by Buyer.

(b) Authority. Buyer has the requisite legal power and authority to execute and deliver this Agreement, to perform the obligations of Buyer hereunder, and to consummate the transactions contemplated hereby, all of which have been duly authorized and approved by all necessary entity action and for which no consent of any person or governmental authority is required which has not been obtained, and no filing with or other notification to any person or governmental authority is required which has not been properly completed. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms, subject only to the application of debtor relief laws and general equitable principles.

8. Conditions to Obligations of Buyer. The obligation of Buyer to consummate the transactions contemplated by this Agreement are subject to the fulfillment (or express written waiver by Buyer) prior to or at the Closing, of all of the following conditions:

(a) Manufacturer Approval. Manufacturer issued to Buyer a new Dealership Sales and Service Agreement, or commitment therefor, on terms and conditions acceptable to Buyer in its sole discretion, approving Buyer (or its permitted assignee) to operate the Dealership at the Property as Seller has operated it in the past.

(b) Seller Performance; Accuracy of Representations. Seller and Principal performed in all material respects all of its obligations hereunder to be performed prior to or at Closing. Seller’s representations and warranties contained in this Agreement are true and correct as of the date made.

(c) Licenses & Approvals. Buyer obtained all required licenses and permits from governmental and other agencies to operate a new and used vehicle dealership and repair and service facility (but not a body shop) at the Property, in the same manner as currently operated by Seller.

(d) Seller Authorization. Buyer received evidence reasonably acceptable to Buyer regarding Seller’s due organization and authority to enter into the transactions described herein, including evidence of legal existence in the State of Connecticut and an officer’s certificate in form acceptable to Buyer containing a copy of resolutions duly adopted by Seller’s appropriate governing body and owners approving the transactions contemplated hereby.

(e) No Material Adverse Change. Between the Effective Date and the Closing Date (i) there has been no material adverse change to the Dealership or the Property, and (ii) the Property has not been damaged an any material way by fire, flood, casualty, act of God or the public enemy or other cause, which damages would have a material adverse effect on the Dealership or the Property.

(f) No Litigation. No action, suit, filing requirement, waiting period or proceeding has been instituted, applied or mandated by a governmental agency or any other third party to prohibit or restrain the transactions contemplated by this Agreement or otherwise challenge the power and authority of the Parties to enter into this Agreement or to carry out their obligations hereunder or the legality or validity of this Agreement.

(g) Chargebacks. Seller has settled, or established a reasonable escrow for, all finance, insurance and other aftermarket products for which there is a potential material chargeback for pre-Closing operations (collectively, “Chargebacks”) and provided Buyer with documentation evidencing the same.

(h) Closing Memorandum & Bill of Sale; etc. Seller and Principal must have executed and delivered the Closing Memorandum, the Bill of Sale, all Manufacturer-required documents, vehicle title documents, state tax compliance certificates, additional insured certificate and such other deeds, assignments or certificates of title, documents and other instruments of transfer and conveyance as may reasonably be required by Buyer, each in form and substance reasonably satisfactory to Buyer.

(i) Non-Competition Agreement. Seller, Principal and Seller’s owner(s) executed and delivered the non-competition agreement in the form attached hereto as Exhibit A (the “Non-Competition Agreement”).

(j) Simultaneous Real Estate Closing. The Closing hereunder will occur simultaneously with the “Closing” under, and as defined in, the Real Estate Contract.

9. Conditions to Seller’s Obligations. Seller’s obligation to consummate the transactions contemplated by this Agreement are subject to the fulfillment (or written waiver by Seller), prior to or at the Closing, of all of the following conditions:

(a) Purchase Price Payment. Buyer paid Seller the net aggregate purchase price for the Assets.

(b) Buyer Performance. Buyer performed in all material respects all of its obligations hereunder to be performed prior to or at Closing each of Buyer’s representations and warranties contained in this Agreement are true and accurate as of the date made.

(c) Closing Memorandum. Buyer executed and delivered the Closing Memorandum.

(d) Simultaneous Closing. The Closing hereunder will occur simultaneously with the “Closing” under, and as defined in, the Real Estate Contract.

(e) No Material Adverse Change. Between the Effective Date and the Closing Date the Property has not been damaged an any material way by fire, flood, casualty, act of God or the public enemy or other cause, which damages would have a material adverse effect on the Dealership or the Property.

(f) No Litigation. No action, suit, filing requirement, waiting period or proceeding has been instituted, applied or mandated by a governmental agency or any other third party to prohibit or restrain the transactions contemplated by this Agreement or otherwise challenge the power and authority of the Parties to enter into this Agreement or to carry out their obligations hereunder or the legality or validity of this Agreement.

10. Pre- & Post-Closing Covenants.

(a) Pre-Closing. Promptly upon the execution of this Agreement, Seller shall notify the Manufacturer regarding the transactions contemplated by this Agreement. Buyer (or its affiliate) shall promptly apply to the Manufacturer for the issuance of a contractual right to operate an automobile dealership upon the Property. The Parties shall use commercially reasonable best efforts to obtain Manufacturer approval as soon as possible. Seller and Principal shall promptly provide the requisite information, documents and access necessary to prepare for Closing and reasonably cooperate with the Buyer for the operational transfer of the Assets. Effective as of the Closing, Seller shall terminate its Dealer Sales and Service Agreements with the Manufacturer and execute and deliver all of the Manufacturer’s customary documents. Seller shall reasonably cooperate with Buyer, and take all reasonable steps to assist Buyer, in Buyer’s efforts to obtain its own similar Dealer Sales and Service Agreements with the Manufacturer. All actions to be taken at the Closing pursuant to this Agreement will be deemed to have occurred simultaneously, and no action, document or transaction will be deemed to have been taken, delivered or effected, until all such actions, documents and transactions have been taken, delivered or effected. Promptly after the Closing, Seller shall transfer to Buyer certificates of title or origin for all vehicles and all of its registration lists, owner follow-up lists and service files on hand as of the Closing, provided that such lists and files relate to the Assets. If Seller presents assets for purchase post-Closing that would have otherwise been Assets, then such assets may be purchased at a mutually agreed to price or otherwise retained by Seller.  Buyer is not required to submit an offer.  This does not apply to in-transit vehicles from the factory. Buyer shall retain and safeguard the pre-Closing customer paper deal jackets acquired by Buyer in accordance with law, and, until no sooner than the six anniversary of the Closing Date, Buyer destroys such records in accordance with company policy in effect from time to time, Seller shall have reasonable access to Seller’s pre-Closing customer records (e.g., paper deal jackets) and any records related to Assumed Contracts after the Closing for any legitimate purpose, such as (by way of example and not by limitation) for resolving customer inquiries, audits, investigations, or in defense of any claims.

(b) Dealership Operations Pending Closing. Pending Closing, Seller shall continue to operate the Dealership in substantially the same manner as it has been operated by Seller in the past and Seller shall: (i) use commercially reasonable efforts to maintain working relationships with all suppliers, customers, employees and others having contact with the Dealership and bring all payables current as of the Closing Date; (ii) maintain current insurance policies in full force and effect; (iii) exercise reasonable diligence in safeguarding and maintaining the confidentiality of all books, reports and data pertaining to the Dealership, including use its reasonable efforts to ensure that Seller’s sales and service records remain adequately protected; failure to do so is a material breach of this Agreement; (iv) not grant increases in salary, pay or other employment related benefits to any officers or employees of the Dealership except in the ordinary course of business, or allow, suggest or require employees to take unused vacation, in every case, without the written consent of Buyer; (v) not conduct any liquidation, close-out or going out of business sale or, except in the ordinary course of business, purchase more than $5,000 in Fixed Assets at once or in the aggregate in any month; (vi) not remove any Fixed Assets from the Property prior to Closing except in the ordinary course of business; (vii) not enter into any contract or agreement for periodic services which is not terminable without penalty on not more than 30 days’ notice and which provides for payment by the Dealership (whether actual or accrued) in excess of $5,000.00 without the prior written consent of Buyer (not to be unreasonably withheld or delayed); and (viii) not transfer any inventory or employee of the Dealership to Seller’s (or Seller’s owners’) other business, or transfer any inventory or employee of any of Seller’s (or its owners’) other businesses to the Dealership other than the employees listed in Section 2 of the Non-Competition Agreement; and (ix) not intentionally take or permit any action which would reasonably be expected to result in Seller’s representations or warranties becoming incorrect or untrue in any material respect.

(c) No Negotiations or Discussions. Until the first to occur of (i) termination of this Agreement in accordance with its terms, or (ii) the Closing Date, Seller and Principal shall deal exclusively with Buyer regarding the transactions contemplated by this Agreement and the Real Estate Contract. Seller and Principal shall not pursue, initiate, encourage or engage in any negotiations or discussions with, or provide any information to, any person or entity (other than Buyer and its representatives and affiliates) regarding the sale or possible sale to any such person or entity of the Assets, Property or Seller’s equity or any merger, consolidation, joint venture, management agreement, or any other transaction of any nature with Seller or Principal, which would hinder or frustrate Buyer from closing in accordance with the terms of this Agreement.

(d) Employee Matters. Seller and Principal shall terminate or take all appropriate action in connection with pension, profit sharing and health and welfare benefit plans, if any, that are applicable to Seller and/or Seller’s employees (“Plans”), prior to or at Closing, so that Buyer will have no responsibility or liability or obligation of any nature under Plans to any person, firm or corporation whatsoever. If any applicable law provides that Buyer is or will be liable for any liability or obligation under any Plan despite Seller’s and Principal’s contractual liability for such liability or obligation hereunder, and Seller and Principal fail to pay or perform such liability or obligation within five (5) days after Buyer’s written demand, then such amounts may be set off from time to time from any amount Buyer (or its affiliate) owes Principal or Seller (or its affiliate). Seller (including all employers, whether or not incorporated, that are treated together with Seller as a single employer within the meaning of Section 414 of the Code or, where appropriate, Seller’s health and welfare benefit plans that are “group health plans” will retain liability for and will pay when due all benefits (including all liabilities and obligations for or arising from any “COBRA” health care continuation coverage required to be provided under Section 4980B of the Code and Sections 601-608 of ERISA) attributable as of the Closing Date to “covered employees” or “qualified beneficiaries” entitled to “continuation coverage” (as those terms are defined in Section 4980B of the Code) regardless of when services were rendered or expenses incurred. By Closing, Seller shall pay all wages (including earned but unused vacation and sick leave wages, whether or not yet vested) due Seller’s employees as of the Closing Date. Seller shall terminate its employees on the Closing Date. Provided the Closing takes place, Buyer may, but is not obligated to, employ Seller’s employees who are willing to accept the offered employment with Buyer, and Buyer will give due regard to such employees’ benefits from their prior employer, so long as such employees meet all eligibility requirements, including any probationary period.

(e) Seller’s Receivables. Following the Closing, Buyer shall accept payment of Seller’s accounts receivable and Manufacturer warranty payments arising out of the operation of the Dealership prior to Closing for a period of 90 days. Buyer shall turn over to Seller on the last day of each calendar month during said period all of the monies so accepted on said accounts receivable during the previous calendar month. Buyer is not obligated to accept payments of such accounts receivable after such 90-day period, but if Buyer does so then Buyer will promptly pay the same over to Seller. Buyer is only obligated to accept payment during such period, not to attempt to enforce payment. No adjustment will be made in any of such accounts receivable without Seller’s permission. Seller reserves the right to pursue legal remedies of collection upon default by the customer with respect to any receivables owed to Seller.

(f) Manufacturer Payments. The Parties shall use their commercially reasonable efforts to ensure that (i) amounts due to Seller but collected by Buyer (e.g., Manufacturer receivables, Manufacturer credits relating to items such as warranty claims or other claims, credit card payments, etc.) arising out of or in connection with the operation of the Dealership prior to Closing will be paid over to Seller promptly; (ii) amounts due to Buyer but collected by Seller arising out of or in connection with the operation of the Dealership on or following the Closing or as provided in this Agreement will be paid over to Buyer promptly; (iii) amounts paid by Seller but owed by Buyer as a result of Manufacturer erroneously billing Seller for items arising out of or in connection with the operation of the Dealership following Closing will be paid over to Seller promptly; and (iv) amounts paid by Buyer but owed by Seller (e.g., any Chargebacks, or repossessions and all rebates to Seller’s customers of premiums for credit life insurance, credit accident and health insurance, mechanical insurance coverage and GAP insurance) as a result of Manufacturer erroneously billing Buyer for items arising out of or in connection with the operation of the Dealership prior to Closing will be paid over to Buyer promptly.

11. Indemnification. Except as expressly written in this Agreement, Buyer is not assuming any liabilities or obligations of Seller or Principal whether absolute, contingent, accrued, known or unknown. Examples of liabilities that may exist, which Buyer is not assuming include, but are not limited to, the following (collectively, “Liabilities Not Assumed”): (1) violations of any local, state, or federal Environmental Laws or the actual, alleged or threatened discharge, dispersal, seepage, migration, release or escape of hazardous materials or other nuisances into the environment (including the pre-Closing management and off-site disposal of waste oil, used oil filters and other industrial wastes and any fines or penalties associated with pre-Closing Environmental Law violations); (2) violations of any applicable law relating to labor or employment, including violations of any collective bargaining agreement; (3) violations of, failure to comply with, or any obligation arising under, any applicable law relating to any welfare, retirement, vacation or other benefit plan or any plan covered by the Employee Retirement Income Security Act of 1974, as amended, or the failure to comply with the continuation coverage requirements of Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended; (4) any pending or threatened law suit, claim or other action against Seller, whether from personal injury, wrongful death or property damage, or whether arising out of employment or a contractual or alleged contractual right; (5) any finance contract chargebacks, insurance (e.g. credit life, accident and health, extended warranty, etc.) chargebacks, or repossessions and all rebates to Seller’s customers of premiums for credit life insurance, credit accident and health insurance, mechanical insurance coverage and GAP insurance; and (6) any tax liabilities for any period or portion thereof ending by the Closing Date (including all taxes, fines, penalties and expenses associated with the potential sales tax liabilities (whether or not known or disclosed by Seller) or resulting from the transactions contemplated hereby.

(a) Indemnification by Seller and Principal. Seller and Principal, jointly and severally, shall indemnify, defend, and hold harmless Buyer, its affiliates and subsidiaries, and their respective owners, general partners, partners, managers, members, controlling persons, directors, officers, employees, agents, attorneys, and their successors and assigns (collectively, the “Buyer Indemnified Parties”) from and against, and to pay to Buyer Indemnified Parties the amount of, all losses, claims, obligations, demands, assessments, penalties, fines, forfeitures, liabilities, costs, and other damages, including reasonable attorneys’ fees and expenses, whether or not involving a third-party claim (collectively, “Damages”), arising directly or indirectly from (i) Seller’s or Principal's breach of this Agreement, including any representations or warranties herein; and (ii) all Liabilities Not Assumed.

(b) Indemnification by Buyer. Buyer shall indemnify, defend, and hold harmless Seller and Seller’s owners, controlling persons, directors, officers, employees, agents, attorneys, and affiliates, and Principal and their affiliates, heirs, successors, assigns, and personal representatives (collectively, the “Seller Indemnified Parties”, and together with Buyer Indemnified Parties, the “Indemnified Parties”) from and against, and to pay to Seller Indemnified Parties the amount of, all Damages arising directly or indirectly from (i) Buyer’s breach of this Agreement, including any representations or warranties herein; or (ii) any act or omission of Buyer, the Dealership or Buyer’s employees on or after the Closing Date (e.g., the Dealership’s operations on and after the Closing Date).

(c) Expiration of Indemnification Obligations. Except as otherwise expressly provided in this Agreement, the rights of the Indemnified Parties to indemnification with respect to breaches of representations and warranties will expire and be of no further effect after the one (1) year anniversary of the Closing Date, and accordingly no Indemnified Party may seek indemnification under this Agreement with respect to breaches of representations and warranties after the one (1) year anniversary the Closing Date. The foregoing notwithstanding, none of the provisions set forth in this Agreement, including but not limited to the provisions contained in this Section 11(c), will be deemed to limit the time period during which a claim based on a Party’s fraud (whether of commission or omission), or criminal conviction that is no longer subject to appeal.

(d) Exclusivity. Upon Closing, except in the event of a claim based on a Party’s fraud or criminal conviction that is no longer subject to appeal, indemnification under this Section 11, and the right to enforce this Section 11, shall be the exclusive remedy of the parties in the event of a breach of this Agreement, the Bill of Sale or the Real Estate Contract. Notwithstanding the foregoing to the contrary, in the event of a breach of a covenant by a Party after Closing, in addition to indemnification the aggrieved Party shall have the right to seek equitable remedies in a court of competent jurisdiction.

(e) Damage Limitations. Notwithstanding any contrary provision in this Agreement, (i) neither Seller nor Principal are obligated pursuant to this Agreement to reimburse Buyer Indemnified Parties for Damages until and only to the extent that the aggregate amount of Damages equals or exceeds $15,000.00, excluding Chargebacks, Damages arising from breaches of the representations or warranties in Sections 6(a)-6(c), amounts owed pursuant to Section 12, or Damages arising from Seller’s or Principal’s fraud (whether of commission or omission), or criminal conviction that is no longer subject to appeal, in which case Seller and Principal shall be jointly and severally liable for all such Damages, and (ii) neither Seller nor Principal are obligated pursuant to this Agreement to reimburse Buyer Indemnified Parties for Damages in excess of $350,000.00, excluding Damages arising from breaches of the representations or warranties in Sections 6(a)-6(c), amounts owed pursuant to Section 12, or Damages arising from Seller’s or Principal’s fraud (whether of commission or omission), or criminal conviction that is no longer subject to appeal. Notwithstanding anything herein to the contrary, “Damages” excludes consequential or punitive damages except if awarded to a third party.

12. Default & Termination. Notwithstanding any provision in this Section 12 to the contrary, no Party may terminate this Agreement due to the breach of another Party if the first Party is in material breach of this Agreement.

(a) Termination. The Parties may exercise their respective rights of termination by the delivery of written notice of termination to the other Party at any time prior to the completion of the Closing (including as provided in Section 5). A default by the “Buyer” or the “Seller” under, and as defined in, the Real Estate Contract will be deemed to be a default hereunder by Buyer or Seller, respectively, and termination of the Real Estate Contract will automatically terminate this Agreement. This Agreement and the transactions contemplated hereby may be terminated on or before the Closing Date as follows:

(i) By the mutual written agreement of the Parties, at which time the Earnest Money will be promptly paid to Buyer;

(ii) By Buyer for any or no reason by providing written notice during the Inspection Period as provided in Section 1(a), at which time the Earnest Money will be promptly paid to Buyer upon Buyer’s written notice (i.e., no permission is required from Seller or Principal);

(iii) By Buyer if a breach of any provision of this Agreement has been committed by Seller or Principal and such breach has not been either (A) cured within ten (10) days after written notice to Seller, or (B) waived in writing by Buyer, at which time the Earnest Money will be promptly paid to Buyer;

(iv) By Seller if a breach of any provision of this Agreement has been committed by Buyer and such breach has not been either (A) cured within ten (10) days after written notice to Buyer, or (B) waived in writing by Seller, at which time the Earnest Money will be promptly paid to Seller;

(v) By Buyer if any of the conditions to the obligations of Buyer set forth in Section 8 have not been satisfied by the third (3rd) business day prior to the designated Closing Date Deadline (other than due to Buyer’s breach of this Agreement) and Buyer has not by then waived such condition in writing, at which time the Earnest Money will be promptly paid to Buyer;

(vi) By Seller if Seller’s conditions precedent to Closing in Section 9 have not been satisfied by the Closing Date Deadline (other than due to Seller’s breach of this Agreement) and Seller has not then waived such condition in writing, at which time the Earnest Money will be promptly paid to Buyer; or

(vii) By Buyer or Seller, if the Closing has not occurred by the Closing Date Deadline, for any reason other than a breach by the terminating Party, at which time the Earnest Money will be promptly paid to Buyer.

(b) Buyer’s Default. If prior to Closing Buyer breaches this Agreement and fails to cure as provided above, then Seller’s and Principal’s sole right and exclusive remedy will be to terminate this Agreement by giving written notice thereof to Buyer and then Seller may take the Earnest Money as liquidated damages in full settlement of all claims, remedies or causes of actions against Buyer under this Agreement, including the remedy of specific performance and other forms of equitable relief. It is impossible to estimate more precisely the damages which might be suffered by Seller and Principal upon Buyer’s default. Seller’s and Principal’s retention of the Earnest Money is intended not as a penalty, but as full liquidated damages.

(c) Seller or Principal Default. If prior to Closing Seller or Principal breach this Agreement and fail to cure as provided above, then, as its sole and exclusive remedy, Buyer may either (i) commence an action in equity against Seller and/or Principal for the specific performance by Seller and Principal of the terms and provisions of this Agreement; or (ii) the right to terminate this Agreement by giving written notice of such termination to Seller and Principal and receive a full refund of the Earnest Money (including interest accrued thereon, if any) and may bring a claim against Seller and Principal for Buyer’s out-of-pocket costs and expenses up to $50,000.00 in the aggregate. In the event that Buyer pursues the remedy set forth in clause (i) immediately above (i.e. specific performance) to the exclusion of the remedy set forth in clause (ii) immediately above, and Buyer is unable to obtain such remedy, then notwithstanding the foregoing to the contrary, Buyer may still pursue the remedy set forth in clause (ii) immediately above for such breach.

(d) Set Off. Upon Seller’s or Principal’s breach of this Agreement, the Real Estate Contract or the Non-competition Agreement (in addition to any rights and remedies of Buyer provided by law, including other rights of set off), Buyer may set off any payments to be made pursuant to this Agreement, Real Estate Contract against Seller’s or Principal’s obligations or liabilities pursuant to this Agreement, the Real Estate Contract or the Non-Competition Agreement, upon seven (7) days prior notice to Seller or Principal.

13. Miscellaneous.

(a) Transaction & Enforcement Costs. Each Party shall bear its own costs and expenses, including legal and accounting fees, incurred in connection with this Agreement and the transactions contemplated hereby, and shall pay such costs and expenses whether or not the Closing occurs. Upon any litigation between or among the Parties to enforce any provisions or rights hereunder, the unsuccessful Party shall pay to the successful Party therein all costs and expenses of such Party (and any of such Party’s agents, such as attorneys or accountants) expressly including, but not limited to, reasonable attorneys’ fees and court costs incurred therein by such successful Party, which costs, expenses and attorneys’ fees will be included in and as a part of any judgment rendered in such litigation.

(b) Confidentiality. Each Party and its representatives shall hold in strict confidence all data and information obtained in connection with this transaction, including all financial and other information of or related to the Dealership and the terms of this Agreement, and shall not directly or indirectly at any time reveal, report, publish, disclose or transfer to any person any of such data and information or utilize any of such data or information for any purpose; provided, however, each Party may disclose information to Manufacturer and legal, tax, accounting advisors, lenders and potential lenders and other parties reasonably deemed by a Party to be necessary or appropriate in connection with the transactions described herein, provided that such persons acknowledge that they too are bound by the confidentiality provisions contained herein. Notwithstanding any contrary provision herein, Buyer may notify governmental organizations (e.g., the Security and Exchange Commission) of this Agreement and the transactions contemplated hereby by filing an unredacted copy of this Agreement, and may announce the transactions contemplated hereby as long as such announcement does not identify, or allow the general public to identify Seller or the Dealership; provided that any such announcement made prior to satisfaction of the condition precedent to closing at Section 8(a) will be generic so as to not identify the Dealership or Seller (e.g., “LMP has contracted to purchase assets of a Kia dealership in the northeast United States”).

(c) Relationship & Authority. Each Party is acting as an independent contractor. Each Party is responsible for all taxes relating to its operation, including payroll taxes for its employees and nothing in this Agreement is intended to create a relationship, express or implied, of employer-employee or partnership or joint venture between or among any Party. Each individual executing this Agreement on behalf of a Party individually represents and warrants that such Party is validly existing, that such execution has been duly authorized, that the terms of the instrument will be binding upon the Party, and that such individual is duly authorized to execute this Agreement on behalf of such Party.

(d) Notices. All notices and other communications provided for hereunder will be in writing, unless otherwise specified, and will be deemed to have been duly given if delivered personally, via e-mail, via Federal Express or other nationally recognized courier, or mailed, registered or certified mail, postage prepaid, to the addresses on the signature pages hereof or at such other addresses as a Party may designate from time to time in writing. Notices will be effective upon receipt or refusal to accept delivery. Notices on behalf of either Party may be given by the attorneys representing such Party.

(e) Integration; Amendments & Time. This Agreement and the Real Estate Contract contain the entire understanding between the Parties and supersede any prior understanding and/or oral agreements between them respecting the subject matter of this Agreement (including that certain letter agreement between Buyer and Seller dated June 11, 2021). Any modification or amendment of this Agreement will be in writing and executed by Seller and Buyer. Time is of the essence in this Agreement. If the last day to perform under a provision of this Agreement or the final day of any period (e.g., Inspection Period or Closing Date Deadline) falls on a Saturday, Sunday, or legal holiday, then such performance deadline or period is automatically extended through the next day which is not a Saturday, Sunday, or legal holiday.

(f) Interpretation & Administration. The words “include”, “includes”, “included”, “including” and “such as” do not limit the preceding words or terms and are deemed to be followed by the words “without limitation”. The Parties have a duty of good faith and fair dealing. All captions and headings contained in this Agreement are for convenience of reference only and will not be construed to limit or extend the terms or conditions of this Agreement. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require. All terms defined in this Agreement in their singular or plural forms, have correlative meanings when used herein in their plural or singular forms, respectively. Each Party and its counsel have reviewed this Agreement. This Agreement may be executed in one or more counterparts and delivered by e-mail or facsimile, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. This Agreement will be binding upon and inure to the benefit of the Parties, their successors and assigns. Notwithstanding anything herein to the contrary, Buyer may assign or otherwise transfer all of Buyer’s rights, obligations and benefits hereunder only to any entity owned or controlled by, or under common control with, Buyer without Seller’s or Principal’s consent. Any such assignment by Buyer shall not relieve Buyer of its obligations hereunder, and Buyer and its assignee shall be jointly and severally liable for all of the obligations of Buyer hereunder and under any related documents, agreements, instruments delivered by Buyer or such assignee until the Closing occurs, if at all. The invalidity of any one or more phrases, sentences, clauses, paragraphs, or sections of this Agreement will not affect the remaining portions of this Agreement. Sections 10 through 13 of this Agreement will survive the expiration and termination of this Agreement. No failure or delay by any Party to enforce any right specified herein will operate as a waiver of such right, nor will any single partial exercise of a right preclude any further or later enforcement of the right.

(g) Further Assurances. At the request of Buyer and at Buyer’s expense, Seller and Principal shall cooperate in the preparation by Buyer of all filings to be made by Buyer with the Securities and Exchange Commission including any periodic filings and any filing with respect to a registered offering of its securities by Buyer and the closing of the offering registered thereby. Upon Buyer’s reasonable request at any time, Seller and Principal shall execute and deliver any reasonable document, necessary or advisable to transfer to and vest in Buyer, and protect its rights, title and interest in and enjoyment of, all the Assets and Property and otherwise to carry out the provisions of this Agreement (including user names and passwords for sites and accounts for or related to social media, directory assistance or reputation management and Closing Memorandum error corrections). Such further acts include terminations or transfers of trade name filings and domain name assignments and assisting Buyer in its efforts to be restated as a successor employer for employment tax purposes with respect to Seller’s employees hired by Buyer, including, but not limited to, the annual wage limitation for FICA tax, and to meet the requirements of Revenue Procedure 2004-53, Section 4, Standard Procedure, for federal payroll tax purposes.

(h) Escrow Agent. Escrow Agent’s duties pursuant to this Agreement are purely ministerial in nature, and the Escrow Agent shall incur no liability whatsoever except for its willful misconduct or gross negligence, so long as the Escrow Agent is acting in good faith. The Parties hereby release the Escrow Agent from any liability for any error of judgment or for any act done or omitted to be done by the Escrow Agent in the good faith performance of its duties hereunder and do each hereby indemnify the Escrow Agent against, and shall hold, save, and defend the Escrow Agent harmless from, any costs, liabilities, and expenses incurred by the Escrow Agent in serving as Escrow Agent hereunder and in faithfully discharging its duties and obligations hereunder. The Escrow Agent is acting as a stakeholder only with respect to the Earnest Money. If there is any dispute as to whether the Escrow Agent is obligated to deliver the Earnest Money or as to whom the Earnest Money is to be delivered, the Escrow Agent may refuse to make any delivery and may continue to hold the Earnest Money until receipt by the Escrow Agent of an authorization in writing, signed by Seller and Buyer, directing the disposition of the Earnest Money, or, in the absence of such written authorization, the Escrow Agent may hold the Earnest Money until a final determination of the rights of the Parties in an appropriate judicial proceeding. If such written authorization is not given, or a proceeding for such determination is not begun, within thirty (30) days after notice to the Escrow Agent of such dispute, the Escrow Agent may bring an appropriate action or proceeding for leave to deposit the Earnest Money in a court of competent jurisdiction pending such determination. The Escrow Agent shall be reimbursed for all costs and expenses of such action or proceeding, including reasonable attorneys’ fees and disbursements, by the Party determined not to be entitled to the Earnest Money. Upon making delivery of the Earnest Money in any of the manners herein provided, the Escrow Agent shall have no further liability or obligation hereunder. The Escrow Agent shall execute the Escrow Receipt attached hereto in order to confirm that it has received the Earnest Money and is holding the same on deposit in accordance with the provisions hereof.

(i) Applicable Law & Venue. This Agreement will be governed by and construed and enforced in accordance with the internal laws and judicial decisions of the State in which the Property is located without regard to conflict of law provisions thereof. Any litigation, action or proceeding arising out of or relating to this Agreement will be held exclusively in any state or Federal court in the state and county in which the Property is primarily located. Each Party waives any objection which it might have now or hereafter to the venue of any such litigation, action or proceeding, submits to the sole and exclusive jurisdiction of any such court and waives any claim or defense of inconvenient forum. Each Party consents to service of process at such Party’s address as provided herein (and updated in writing from time to time).

14. Joint & Several Liability. Seller’s representations, warranties, covenants, duties, obligations and agreements in this Agreement are the joint and several representations, warranties, covenants, duties obligations and agreements of Seller and Principal.

[Remainder of Page Blank]

IN WITNESS WHEREOF, the Parties executed and delivered this Agreement as of the Effective Date.

K&W Enterprises LLC, a Connecticut limited liability company, as Seller	LMP Automotive Holdings, Inc., a Delaware corporation, as Buyer

By:	By:
Joseph Klimas, Jr., Manager		Name & Title:

Notice Address:		Notice Address:
sam@lmpmotors.com,
richard.aldahan@lmpmotors.com, and
brian.nolen@nolenpllc.com

Joseph Klimas, Jr., individually, as Principal

Notice Address: Same as Seller’s Above

Schedule 3(c) – Assumed Contracts

(Completed during the Inspection Period)

1. CDK contract for DMS software

EXHIBIT A

NON-COMPETITION AGREEMENT

This NON-COMPETITION AGREEMENT (this “Agreement”) is made and entered into as of [●], 2021, by and among K&W Enterprises LLC, a Connecticut limited liability company, [OTHER OWNERS], and Joseph Klimas, Jr., a Connecticut resident (collectively, “Seller”), and [●] (the “Buyer”).

WHEREAS, Seller has been involved in the ownership or operation of a Kia motor vehicle dealership located in East Hartford, Connecticut 06108 (the “Dealership”) for several years and has developed a significant reputation in the East Hartford metropolitan area and the surrounding regions in connection with sales, lease and service of motor vehicles and with the general operation of the Dealership;

WHEREAS, Buyer (as assignee of LMP Automotive Holdings, Inc.) and Seller are parties to that certain Dealership Asset Purchase Agreement effective as of [●], 2021, regarding the Dealership (as it may be amended or assigned, the “APA”; undefined capitalized terms used herein are used as defined in the APA); and

WHEREAS, in order to protect the future business operations of Buyer from such competition Seller has agreed to refrain from taking certain actions as detailed herein.

NOW, THEREFORE, in exchange for $10.00 and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. Term. The term of this Agreement is two (2) years commencing on the Closing Date (the “Term”). The Term will be automatically extended by a period of time equal to the time(s) during which Seller is in breach of this Agreement.

2. Restrictive Covenants. During the Term, Seller shall not participate in any capacity in the retail sale, lease, repair or service of new Kia vehicles, parts or accessories in Hartford County, Connecticut. During the Term, without the prior express written consent of Buyer, Seller shall not (and shall not attempt to, permit or cause any of its affiliates, subsidiaries, contractors or representatives or their respective owners, directors, officers, employees, contractors, agents or representatives, or cause any third parties to) hire or solicit to hire any Dealership employee who worked for the Seller immediately prior to the Closing and is hired by and works for the Buyer as of the Closing, excluding Christine Damiani (step-daughter of Joseph Klimas, Jr.) and Rachel Ghezzi. (Rachel Ghezzi is a human resource manager who works primarily for another dealership owned by Joseph Klimas, Jr., but also performs human resource services for the Dealership. Rachel Ghezzi is currently not on the payroll of the Dealership). Notwithstanding the forgoing to the contrary, nothing herein restricts or prohibits the Seller from (i) using any form of media to solicit employees generally (including newspaper, internet and social media), or (ii) hiring or soliciting to hire by any means any person who was employed by Buyer but has not been employed by Buyer for one (1) year or more.

3. Enforcement.

(a) Injunctive Relief. Irreparable damage might result to Buyer upon Seller’s breach of this Agreement, and upon such a Seller breach, Buyer will be entitled to seek, in addition to any other rights and remedies available at law or in equity, to an injunction to restrain and enjoin Seller from violating the restrictive covenants in this Agreement (collectively, the “Restrictive Covenants”) without the necessity of posting any bond. The prevailing party shall be entitled to its expenses incurred, including reasonable legal fees, in any litigation between Buyer and Seller involving this Agreement. If there is a suit in equity by Buyer against Seller to enforce this Agreement, and the court refuses for any reason to enforce the Agreement by injunction, then such suit in equity will not be a bar to a later suit to recover damages.

(b) Stipulated Damages. The damages to Buyer upon of a violation of this Agreement with respect to hiring a Restricted Party is difficult if not impossible to calculate and, upon a violation of Paragraph 3, Seller jointly and severally shall pay Buyer liquidated damages of $100,000 for each Restricted Party hired by Seller (or any entity owned or controlled in whole or in part by a Seller). If Seller fails to pay or perform such liability or obligation within five (5) days after Buyer’s written demand, then such amounts owed by either Seller hereunder may be set off from any amount Buyer (or its affiliate) owes Seller (or its affiliate).

4. Interpretation & Administration. The parties hereto do not intend for the Restrictive Covenants to violate any public policy or statutory or common law. If a court of competent jurisdiction renders a ruling holding that any one or more of the provisions of this Agreement, including the stated term and/or geographic coverage of the Restrictive Covenants, constitute an unreasonable restriction, then the Restrictive Covenants will not be rendered void but will apply to such extent and as to such time period and geographic areas as the court may determine constitutes a reasonable restriction under the circumstances. For clarity, put another way, a court shall be allowed to revise the restrictions to cover the maximum period, scope and area permitted by law. The parties specifically intend that the Restrictive Covenants will be construed as a series of separate and independent covenants for each restrictive action and for each distinct geographic area contained within the stated territory. Seller’s representations, warranties, covenants, duties, obligations and agreements in this Agreement are the joint and several representations, warranties, covenants, duties, obligations and agreements of Seller and each person or entity included in the definition of “Seller” in the Preamble. Buyer may freely assign its rights and duties under this Agreement by providing Seller written notice. Sections 13 and 14 of the APA are incorporated herein by this reference, mutatis mutandis.

IN WITNESS WHEREOF the parties hereto executed and delivered this Agreement as of the date in the Preamble above.

K&W Enterprises LLC, a Connecticut limited liability company, as a Seller	[●], a [●], as Buyer
By:
By:		Name & Title:
Joseph Klimas, Jr., Manager

Joseph Klimas, Jr., individually, as a Seller

ESCROW RECEIPT

Kia of East Hartford Dealership Asset Purchase Agreement

Escrow Agent agrees to be bound by the Dealership Asset Purchase Agreement and acknowledges receipt of:

☐	A.	Executed copies of the Dealership Asset Purchase Agreement on July __, 2021;

☐	B.	Earnest Money in the amount of $50,000 on July __, 2021.

The Effective Date of the Dealership Asset Purchase Agreement is the first date on which Escrow Agent was in possession of both items described above, and thus, the Effective Date is July __, 2021.

Escrow Agent:

First American Title Insurance Company

By:
Name & Title:

Escrow Agent acknowledges having reviewed this Dealership Asset Purchase Agreement and will be bound by those provisions thereof which pertain to Escrow Agent and its duties thereunder.